Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Results for the Third Quarter of 2012

Houston, Texas (Thursday, November 1, 2012) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2012.

Third Quarter 2012 Highlights
•
For the third quarter of 2012, Enterprise reported record gross operating margin of $1.1 billion; adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") of $1.1 billion; net income of $588 million and earnings per unit of $0.66 on a fully diluted basis.  Net income for the third quarter of 2012 was reduced by non-cash asset impairment charges of $43 million, or $0.05 per unit on a fully diluted basis.  Gross operating margin, Adjusted EBITDA and net income included a $24 million, or $0.03 per unit on a fully diluted basis, benefit from the settlement of certain litigation.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
($ in millions, except per unit amounts)
Gross operating margin(1)	$1,140	$973	$3,225	$2,771
Operating income	$789	$681	$2,287	$1,950
Net income	$588	$480	$1,811	$1,363
Fully diluted earnings per unit	$0.66	$0.55	$2.03	$1.55
Adjusted EBITDA(1)	$1,063	$956	$3,198	$2,762
Distributable cash flow(1) (2)	$743	$856	$3,247	$2,327

(1)
Gross operating margin, Adjusted EBITDA and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)
Distributable cash flow for the third quarters of 2012 and 2011 included $8 million and $190 million, respectively, of net proceeds from the sale of assets and investments. Distributable cash flow for the first nine months of 2012 and 2011 included $1.137 billion and $441 million, respectively, of net proceeds from the sale of assets and investments.

•
Enterprise increased its cash distribution with respect to the third quarter of 2012 to $0.65 per unit, or $2.60 per unit on an annualized basis, which represents a 6.1 percent increase from the distribution rate paid with respect to the third quarter of 2011.  This is the 33rd consecutive quarterly increase and the 42nd increase since the partnership's initial public offering in 1998.  The distribution with respect to the third quarter of 2012 will be paid on November 8, 2012 to unitholders of record as of the close of business on October 31, 2012;

•
Enterprise reported distributable cash flow of $743 million for the third quarter of 2012, which provided 1.3 times coverage of the $0.65 per unit cash distribution that will be paid to common unitholders.  Enterprise retained approximately $177 million of distributable cash flow for the third quarter of 2012.  Distributable cash flow for the third quarter of 2012 included a $24 million benefit from the settlement of litigation and was reduced by $70 million from a loss on the settlement of interest rate hedges associated with Enterprise's issuance of senior notes in August 2012.  Excluding these items, distributable cash flow for the third quarter of 2012 would have been $789 million and provided 1.4 times coverage of the cash distribution declared with respect to the quarter;

•
Enterprise's total NGL, crude oil, refined products and petrochemical pipeline volumes for the third quarter of 2012 were 4.3 million barrels per day ("BPD"), which was 6 percent more than volumes in the third quarter of 2011.  Total natural gas pipeline volumes increased 12 percent to a record 14.9 trillion British thermal units per day ("TBtud") for the third quarter of 2012.  NGL fractionation volumes for the third quarter of 2012 increased 18 percent to 653 thousand barrels per day ("MBPD").  Fee-based natural gas processing volumes for the third quarter of 2012 increased 17 percent to a record 4.5 billion cubic feet per day ("Bcfd"), while equity NGL production for the third quarter of 2012 decreased 13 percent to 99 MBPD;

•
Enterprise made capital investments of $1.1 billion during the third quarter of 2012, including $1.0 billion of growth capital expenditures and investments and $102 million of sustaining capital expenditures; and

•	Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under its revolving credit facility) at September 30, 2012 of approximately $3.4 billion.

"Enterprise reported record crude oil and natural gas pipeline volumes; record fee-based natural gas processing volumes and near record NGL pipeline and fractionation volumes for the third quarter of 2012," stated Michael A. Creel, president and CEO of Enterprise.  "This volume growth in our fee-based businesses along with attractive sales margins led to another quarter of strong financial performance with a $167 million, or 17 percent, increase in gross operating margin for the third quarter of 2012 compared to the third quarter of last year."

"Over the past twelve months, we have placed into service newly constructed assets totaling over $4 billion of capital investment.  Substantially all of these assets were completed on time and on or under budget.  Some of these assets, such as the first two natural gas processing trains of the Yoakum plant, the fifth NGL fractionator at Mont Belvieu, the Acadian Haynesville Extension and the reversal of the Seaway crude oil pipeline started operating either near or above design capacity shortly after beginning operations.  Other assets, such as our Eagle Ford natural gas, NGL and crude oil pipelines, will have a ramp up in volumes over the next few years.  These assets are driving the volume and cash flow growth in our fee-based businesses that are now visible in our financial results, and will continue to grow over the next few years," said Creel.

"Looking forward, for the remainder of 2012 and 2013, we are scheduled to begin operations involving major assets representing approximately $3.7 billion of capital investment.  These projects include:
•	the ECHO crude oil terminal;
•	the third natural gas processing train at our Yoakum plant;
•	three NGL fractionators at Mont Belvieu;
•	expansion of our NGL export terminal on the Houston Ship Channel;
•	modifications that will increase the capacity of the Seaway pipeline to transport crude oil from Cushing to the Texas Gulf Coast;
•	the Texas Express and Front Range NGL pipelines; and
•	our Eagle Ford crude oil pipeline joint venture with Plains All American.

These projects are essential to facilitate the expected natural gas, NGL and crude oil production growth in the U.S. from the development of the shale plays.  These projects will also generate new sources of fee-based volume and cash flow for our partnership.  We estimate the percentage of our gross operating margin attributable to fee-based activities will increase from approximately 73 percent in 2011 to approximately 80 percent in 2013 and higher in 2014.  The growth in our fee-based cash flows provides the foundation to support future cash distribution increases to partners," said Creel.

Review of Third Quarter 2012 Results

Net income for the third quarter of 2012 increased 23 percent to $588 million from $480 million for the third quarter of 2011.  Net income attributable to limited partners for the third quarter of 2012 increased 20 percent to $0.66 per unit on a fully diluted basis compared to $0.55 per unit on a fully diluted basis for the third quarter of 2011.  Net income for the third quarter of 2012 was reduced by $43 million, or $0.05 per unit on a fully diluted basis, for non-cash asset impairment charges.  Net income for the third quarter of 2012 also included a $24 million, or $0.03 per unit on a fully diluted basis, benefit associated with cash proceeds from the settlement of certain litigation.

On October 10, 2012, we announced that the Board of Directors of Enterprise's general partner approved an increase in the partnership's quarterly cash distribution rate with respect to the third quarter of

2012 to $0.65 per unit, which represents a 6.1 percent increase over the $0.6125 per unit rate that was paid with respect to the third quarter of 2011.  Enterprise generated distributable cash flow of $743 million for the third quarter of 2012 compared to $856 million for the third quarter of 2011.  Distributable cash flow for the third quarter of 2012 included a $24 million benefit from the settlement of certain litigation and a $70 million loss on the settlement of interest rate hedges associated with Enterprise's issuance of senior notes in August 2012.  The loss on the interest rate hedges were a result of the historically low current interest rate environment from which, in the aggregate, Enterprise benefited.  Distributable cash flow for the third quarters of 2012 and 2011 included $8 million and $190 million, respectively, of net proceeds from the sale of assets and investments.

Enterprise's distributable cash flow for the third quarter of 2012 provided 1.3 times coverage of the cash distributions that will be paid on November 8, 2012 to unitholders of record on October 31, 2012.  Excluding the benefit from the litigation settlement and the loss from the interest rate hedges, distributable cash flow for the third quarter of 2012 would have been $789 million and provided 1.4 times coverage of the cash distributions declared with respect to the quarter.  The partnership retained $177 million of distributable cash flow for the third quarter of 2012, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.

Revenues for the third quarter of 2012 were $10.5 billion compared to $11.3 billion for the same quarter of 2011 primarily attributable to lower commodity prices, which more than offset the effect of higher overall volumes.  Certain of Enterprise's revenues and operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs, crude oil, petrochemicals and refined products without necessarily affecting operating income, gross operating margin and distributable cash flow to the same degree.

Review of Segment Performance for the Third Quarter of 2012

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased $68 million, or 12 percent, to $616 million for the third quarter of 2012 compared to $548 million for the same quarter of 2011.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $352 million for the third quarter of 2012 compared to $348 million for the third quarter of 2011.  This $4 million increase was largely due to higher NGL sales margins, commodity hedging results associated with our natural gas processing activities and higher fee-based natural gas processing volumes, which more than offset the effect of lower equity NGL production and prices.  Our natural gas processing plants reported record fee-based processing volumes of 4.5 Bcfd.  Equity NGL production (the NGLs that

Enterprise earns title to as a result of providing processing services) was 99 MBPD for the third quarter of 2012 compared to 114 MBPD for the third quarter of 2011.

This shift to more fee-based natural gas processing volumes and less equity NGL production reflects a desire by producers to pay a fee to process their natural gas production and retain their NGL production along with the associated commodity price risk to increase their revenue and return on investment.  We view this development as a "win/win" as it provides producers with higher returns on capital and greater economic incentive to drill while providing Enterprise with an increase in fee-based volumes and cash flow.

Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 33 percent and 223 percent, respectively, to 1.9 Bcfd and 17 MBPD, respectively, associated with natural gas and NGL production growth from the Eagle Ford shale.  These increases in South Texas volumes were primarily due to the start-up of two natural gas processing trains at the Yoakum plant.  The first train began commercial operations in May 2012 while the second train began operations in late August 2012.  The increase in equity NGL production from the South Texas plants partially offset a 22 MBPD decrease from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.

Gross operating margin from the partnership's NGL pipelines and storage business increased $49 million, or 34 percent, to $195 million for the third quarter of 2012 from $146 million for the third quarter of 2011.  NGL pipeline volumes increased by 232 MBPD, or 10 percent, in the third quarter of 2012 to 2.5 million BPD compared to the third quarter of 2011.

 The Mid-America and Seminole pipeline systems and related NGL terminals reported a $15 million increase in gross operating margin primarily due to an increase in system-wide tariffs that became effective in July 2012 and other fees.   Enterprise's South Texas NGL pipeline systems reported a $16 million increase in gross operating margin on a 110 MBPD increase in NGL volumes compared to the third quarter of 2011.  This increase was primarily attributable to the partnership's Eagle Ford NGL pipeline, which began operations in April 2012.  Enterprise's NGL storage assets reported an $11 million increase in gross operating margin for the third quarter of 2012 compared to the same quarter of 2011.  The partnership's marine terminals on the Houston Ship Channel and related pipeline facilities reported an aggregate increase in gross operating margin of $8 million for the third quarter of 2012 compared to the third quarter of last year primarily due to higher volumes.

Enterprise's NGL fractionation business reported a $15 million, or 27 percent, increase in gross operating margin to $69 million for the third quarter of 2012 from $54 million reported for the same quarter of 2011.  Our Mont Belvieu fractionators reported an $18 million increase in gross operating margin, which was primarily due to higher volumes and revenues associated with our fifth NGL fractionator that went into service in October 2011.  Enterprise's South Texas and Promix fractionators also reported increases in gross operating margin.  These increases were partially offset by the Norco and Baton Rouge facilities, which reported an aggregate $6 million decrease in gross operating margin.  The lower volumes fractionated at Norco and Baton Rouge were attributable to more NGLs being fractionated in Mont Belvieu and downtime associated with certain third party-owned production facilities in the Gulf of Mexico and storage facilities in Louisiana due in part to the effects of Hurricane Isaac.  Fractionation volumes for the third quarter of 2012 increased 18 percent to 653 MBPD compared to 554 MBPD in the third quarter of 2011.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported a $28 million, or 18 percent, increase in gross operating margin for the third quarter of 2012 to $184 million from $156 million for the third quarter of 2011.  Total onshore natural gas pipeline volumes increased 1.8 TBtud, or 15 percent, to a record 14.2 TBtud for the third quarter of 2012.

The Acadian Gas system reported a $46 million increase in gross operating margin and a 1.5 TBtud increase in natural gas pipeline volumes compared to the third quarter of last year as a result of its Haynesville Extension pipeline, which began commercial operations in November 2011.  Gross operating margin from the Texas Intrastate system increased $16 million from the third quarter of 2011 on an 8 percent increase in pipeline volumes that was primarily attributable to growing production from the Eagle Ford Shale.  This increase was partially offset by the San Juan gathering system which reported a $10 million decrease in gross operating margin for the third quarter of 2012 compared to the third quarter of 2011 primarily due to lower revenues, including certain gathering fees that are indexed to natural gas prices, and a 69 billion British thermal units per day ("BBtud") decrease in volume.  Gross operating margin also decreased by $9 million associated with our Mississippi natural gas storage and Alabama pipeline assets that were sold in December 2011 and August 2011, respectively.  Gross operating margin from natural gas marketing activities for the third quarter of 2012 decreased $6 million compared to the same quarter of 2011 due to lower sales margins.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased $51 million, or 76 percent, to a record $118 million for the third quarter of 2012 from $67 million for the third quarter of 2011.  Total onshore crude oil pipeline volumes increased by 95 MBPD, or 13 percent, to a record 820 MBPD for the third quarter of 2012 from 725 MBPD for the third quarter of 2011.

Most of Enterprise's major onshore crude oil pipelines and associated marketing activities reported increases in gross operating margin for the third quarter of 2012 due to higher volumes and sales margins.  Enterprise's South Texas crude oil pipeline system reported a $20 million increase in gross operating margin on a 98 percent, or 75 MBPD, increase in volume compared to the third quarter of last year.  Enterprise's share of equity income from the Seaway Crude Oil Pipeline increased by $18 million for the third quarter of 2012 compared to the same quarter in 2011.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment decreased by $13 million to $41 million for the third quarter of 2012 from $54 million for the same quarter of 2011.

The Independence Hub platform and Trail pipeline reported a $21 million decrease in aggregate gross operating margin to $13 million for the third quarter of 2012 from $34 million for the third quarter of 2011 attributable to lower demand fee revenues and lower volumes.  The Independence Hub platform earned demand fee revenues of approximately $4.6 million per month over a 60-month period that began when it commenced operations in March 2007 until that period expired in March 2012.  Natural gas volumes on the Independence Trail pipeline were 287 BBtud for the third quarter of 2012 compared to 429 BBtud reported for the third quarter of 2011.  Total offshore natural gas pipeline volumes (including those for Independence Trail) decreased 249 BBtud to 760 BBtud for the third quarter of 2012 compared to the third quarter of 2011.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $22 million for the third quarter of 2012 compared to $19 million for the third quarter of 2011.  Total offshore crude oil pipeline volumes increased 13 percent to 293 MBPD in the third quarter of 2012 versus 259 MBPD in the same quarter of 2011.

The Offshore Pipelines & Services segment continues to be adversely impacted by lower volumes attributable to the federal offshore drilling moratorium in 2010 and 2011.  In recent months, however, the rig count and drilling activity in the Gulf of Mexico is approaching pre-moratorium levels.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased $36 million to $182 million for the third quarter of 2012 compared to $146 million for the third quarter of 2011.  Gross operating margin from this segment for the third quarter of 2012 included a $24 million benefit from the settlement of certain litigation in the marine transportation services business.

The partnership's propylene business reported gross operating margin of $55 million for the third quarter of 2012 compared to $37 million for the third quarter of 2011 primarily due to higher sales margins.  Propylene fractionation volumes were 73 MBPD for the third quarter of 2012 compared to 74 MBPD in the third quarter of 2011.  Related propylene pipeline volumes were 119 MBPD for the third quarter of 2012 compared to 125 MBPD for the same quarter in 2011.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $50 million for the third quarter of 2012 compared to $39 million for the third quarter of 2011 primarily due to higher sales margins and volumes.  Total plant production volumes increased 1 MBPD to 19 MBPD for the third quarter of 2012 compared to the same quarter in 2011.

Enterprise's butane isomerization business reported gross operating margin of $26 million in the third quarter of 2012 compared to $33 million in the third quarter of 2011 due primarily to a decrease in isomerization fees and lower revenues from the sales of by-products.  Butane isomerization volumes during the third quarter of 2012 were 104 MBPD compared to 105 MBPD in the third quarter of 2011.

Enterprise's refined products pipelines and related services business reported gross operating margin of $7 million for the third quarter of 2012 compared to $22 million for the third quarter of 2011.  This decrease in gross operating margin was largely due to a 22 percent decrease in pipeline volumes, which was partially attributable to less demand to transport refined products from the Gulf Coast to the Midwest.  Total pipeline volumes for this business were 571 MBPD for the third quarter of 2012 compared to 677 MPBD for the third quarter of 2011.

Enterprise's marine transportation and other services business reported a $29 million increase in gross operating margin to $44 million for the third quarter of 2012 compared with the same quarter of 2011.  This increase was due to a $24 million benefit from the settlement of certain litigation, as well as higher marine transportation fees, revenues from new boats and barges put in service and lower operating expenses associated with our fleet of marine vessels.

Capitalization

Total debt principal outstanding at September 30, 2012 was $15.9 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2012, Enterprise had consolidated liquidity (defined as unrestricted cash on hand plus available borrowing capacity under our revolving credit facility) of approximately $3.4 billion.

Total capital spending in the third quarter of 2012, net of contributions in aid of construction costs, was $1.1 billion, which includes $1.0 billion of growth capital expenditures and investment and $102 million of sustaining capital expenditures.

Conference Call to Discuss Third Quarter 2012 Earnings

Today, Enterprise will host a conference call to discuss its third quarter 2012 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership's assets include approximately 50,700 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$10,468.7	$11,327.1	$31,511.0	$32,727.3
Costs and expenses:
Operating costs and expenses	9,659.8	10,604.6	29,136.5	30,675.0
General and administrative costs	41.4	50.0	130.2	138.3
Total costs and expenses	9,701.2	10,654.6	29,266.7	30,813.3
Equity in income of unconsolidated affiliates	21.0	8.6	42.2	35.9
Operating income	788.5	681.1	2,286.5	1,949.9
Other income (expense):
Interest expense	(199.7)	(189.0)	(572.8)	(561.1)
Other, net	1.5	(1.0)	73.4	(0.2)
Total other expense	(198.2)	(190.0)	(499.4)	(561.3)
Income before income taxes	590.3	491.1	1,787.1	1,388.6
Benefit from (provision for) income taxes	(2.4)	(11.6)	23.5	(26.1)
Net income	587.9	479.5	1,810.6	1,362.5
Net income attributable to noncontrolling interests – Duncan (1)	--	(3.6)	--	(20.9)
Net income attributable to noncontrolling interests – other	(1.1)	(4.5)	(6.2)	(15.8)
Total net income attributable to noncontrolling interests	(1.1)	(8.1)	(6.2)	(36.7)
Net income attributable to limited partners	$586.8	$471.4	$1,804.4	$1,325.8

Per unit data (fully diluted):
Earnings per unit	$0.66	$0.55	$2.03	$1.55
Average limited partner units outstanding (in millions)	891.4	858.2	890.0	853.3
Other financial data:
Net cash flows provided by operating activities	$277.5	$473.7	$1,615.8	$2,228.2
Cash used in investing activities	$1,145.2	$846.4	$1,895.0	$2,338.6
Cash provided by financing activities	$867.7	$292.7	$273.9	$74.0
Gross operating margin (see Exhibit B)	$1,139.6	$972.8	$3,225.3	$2,770.7
Distributable cash flow (see Exhibit D)	$742.5	$855.9	$3,247.4	$2,327.1
Adjusted EBITDA (see Exhibit E)	$1,063.2	$955.6	$3,197.8	$2,762.4
Depreciation, amortization and accretion	$280.2	$254.4	$817.9	$739.2
Distributions received from unconsolidated affiliates	$17.0	$37.7	$67.5	$122.5
Total debt principal outstanding at end of period	$15,917.7	$15,052.7	$15,917.7	$15,052.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$894.8	$1,070.1	$2,697.9	$2,779.9
Investments in unconsolidated affiliates, net	225.4	0.1	350.9	11.9
Other investing activities	15.5	3.8	32.1	7.4
Total capital spending	$1,135.7	$1,074.0	$3,080.9	$2,799.2

(1)   Represents consolidated net income attributable to the limited partner interests of Duncan Energy Partners L.P. ("Duncan") that were owned by parties other than Enterprise prior to completion of the merger of Duncan with a wholly owned subsidiary of Enterprise on September 7, 2011.

Enterprise Products Partners L.P.			Exhibit B
Gross Operating Margin – UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross operating margin by segment:
NGL Pipelines & Services	$615.8	$547.6	$1,836.5	$1,549.7
Onshore Natural Gas Pipelines & Services	183.5	156.0	565.5	476.3
Onshore Crude Oil Pipelines & Services	117.6	67.4	252.7	167.0
Offshore Pipelines & Services	40.6	53.9	131.0	168.6
Petrochemical & Refined Products Services	182.1	145.6	437.2	397.8
Other Investments	--	2.3	2.4	11.3
Total gross operating margin	1,139.6	972.8	3,225.3	2,770.7
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(269.2)	(238.3)	(785.1)	(702.4)
Non-cash asset impairment charges	(43.1)	(5.2)	(57.6)	(5.2)
Operating lease expenses paid by EPCO	--	--	--	(0.3)
Gains related to sales of assets and investments	0.3	1.8	4.1	25.4
Gains related to property damage insurance recoveries	2.3	--	30.0	--
General and administrative costs	(41.4)	(50.0)	(130.2)	(138.3)
Operating income	$788.5	$681.1	$2,286.5	$1,949.9

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses related to sales of assets and investments; (5) gains and losses related to property damage insurance recoveries; and (6) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Equity investments with industry partners are a significant component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed.  Many of these businesses perform supporting or complementary roles to our other midstream business operations.

Enterprise Products Partners L.P.			Exhibit C
Selected Operating Data – UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,473	2,241	2,440	2,286
NGL fractionation volumes (MBPD)	653	554	643	557
Equity NGL production (MBPD) (2)	99	114	102	117
Fee-based natural gas processing (MMcf/d) (3)	4,462	3,813	4,277	3,733
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	14,182	12,379	13,703	11,989
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	820	725	751	678
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	760	1,009	876	1,067
Crude oil transportation volumes (MBPD)	293	259	289	279
Platform natural gas processing (MMcf/d)	238	376	306	412
Platform crude oil processing (MBPD)	14	15	17	17
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	104	105	95	99
Propylene fractionation volumes (MBPD)	73	74	73	72
Octane additive and other plant production volumes (MBPD)	19	18	16	17
Transportation volumes, primarily refined products and petrochemicals (MBPD)	713	825	677	792
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,299	4,050	4,157	4,035
Natural gas transportation volumes (BBtus/d)	14,942	13,388	14,579	13,056
Equivalent transportation volumes (MBPD) (4)	8,231	7,573	7,994	7,471

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to limited partners	$586.8	$471.4	$1,804.4	$1,325.8
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Depreciation, amortization and accretion	280.2	254.4	817.9	739.2
Distributions received from unconsolidated affiliates	17.0	37.7	67.5	122.5
Equity in income of unconsolidated affiliates	(21.0)	(8.6)	(42.2)	(35.9)
Sustaining capital expenditures	(102.3)	(81.2)	(282.7)	(217.8)
Gains related to sales of assets and investments	(0.3)	(1.8)	(72.9)	(25.4)
Gains related to property damage insurance recoveries	(2.3)	--	(30.0)	--
Proceeds from sales of assets and investments	8.4	190.0	1,137.4	440.5
Proceeds from property damage insurance recoveries	2.3	--	30.0	--
Monetization of interest rate derivative instruments	(70.2)	(17.5)	(147.8)	(23.2)
Deferred income tax expense (benefit)	(3.0)	3.2	(67.9)	5.5
Other miscellaneous non-cash adjustments to derive distributable cash flow	46.9	8.3	33.7	(4.1)
Distributable cash flow	742.5	855.9	3,247.4	2,327.1
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	102.3	81.2	282.7	217.8
Proceeds from sales of assets and investments	(8.4)	(190.0)	(1,137.4)	(440.5)
Proceeds from property damage insurance recoveries	(2.3)	--	(30.0)	--
Monetization of interest rate derivative instruments	70.2	17.5	147.8	23.2
Net effect of changes in operating accounts	(629.9)	(299.8)	(910.2)	61.6
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	3.1	8.9	15.5	39.0
Net cash flows provided by operating activities	$277.5	$473.7	$1,615.8	$2,228.2

We define distributable cash flow as net income or loss attributable to limited partners adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (3) the subtraction of sustaining capital expenditures; (4) the addition of losses or subtraction of gains related to asset and investment sales and property damage insurance recoveries; (5) the addition of cash proceeds from asset and investment sales and property damage insurance recoveries; (6) the addition of losses or subtraction of gains on the monetization of interest rate derivative instruments recorded in accumulated other comprehensive income (loss); and (7) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011	2012
Net income	$587.9	$479.5	$1,810.6	$1,362.5	$2,536.4
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(21.0)	(8.6)	(42.2)	(35.9)	(52.7)
Distributions received from unconsolidated affiliates	17.0	37.7	67.5	122.5	101.4
Interest expense (including related amortization)	199.7	189.0	572.8	561.1	755.8
Provision for (benefit from) income taxes	2.4	11.6	(23.5)	26.1	(22.4)
Depreciation, amortization and accretion in costs and expenses	277.2	246.4	812.6	726.1	1,077.0
Adjusted EBITDA	1,063.2	955.6	3,197.8	2,762.4	4,395.5
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(199.7)	(189.0)	(572.8)	(561.1)	(755.8)
Benefit from (provision for) income taxes	(2.4)	(11.6)	23.5	(26.1)	22.4
Gains related to sales of assets and investments	(0.3)	(1.8)	(72.9)	(25.4)	(203.2)
Gains related to property damage insurance recoveries	(2.3)	--	(30.0)	--	(30.0)
Deferred income tax expense (benefit)	(3.0)	3.2	(67.9)	5.5	(61.3)
Net effect of changes in operating accounts	(629.9)	(299.8)	(910.2)	61.6	(704.9)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA to net cash flows provided by operating activities	51.9	17.1	48.3	11.3	55.4
Net cash flows provided by operating activities	$277.5	$473.7	$1,615.8	$2,228.2	$2,718.1

We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for (or benefit from) income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.